Exhibit 2.1
Translated From Japanese

                      Exclusive Distributor Sales Agreement

This contract is entered into between Timothy World and Kyushu Tesco as follows:

1. PURPOSE

This contract is entered into for the purpose of selling the Fluorescent Light Systems developed by Kyushu Tesco. Timothy World will receive the exclusive right to sell the system.

According to the agreement between the two parties, they will enter into individual transaction agreements with respect to sale of equipment under said system. At such time agreements are formed conditions may be set on an ad-hoc basis.

2. SUMMARY OF INDIVIDUAL TRANSACTION AGREEMENTS

Each individual transaction agreement shall be formed in accordance with the general principles of clause 4 of this agreement.

3. TRANSACTION CONDITIONS

With regard to the condition of goods, regulations, price of goods, transportation of goods and other references, the parties may agree such terms on a transaction by transaction basis.

4. INDIVIDUAL TRANSACTION DETAILS

a) Transactions for sale of goods shall be on the following basis;

   o  A product order request in writing will be supplied

   o Once an order request has been supplied, within 30 days of this acceptance of the order shall be issued

   o In accordance with the above and with the individual transaction agreement, at the same time a purchase acceptance form shall be issued with the product name, amount, price and assignee detailed.

   o When the goods are delivered an acceptance of goods form shall be exchanged.

b) If the details of the purchase acceptance form and the individual transaction agreement details differ, after invoice receipt, the receiver shall state an objection to the deliverer of goods immediately and state measures, such as returned goods and replacement goods, price substitution. In addition, when there was no adverse claim, the terms as laid out in the purchase acceptance form shall take precedence.

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c) An individual transaction agreement is concluded when the product order request form is accepted.

5. TRANSACTION PAYMENT TERMS

When the invoice in which delivery-of-goods details were described is delivered, payment shall be made. Payment shall be made as follows:

   Invoice cut-off date:      end of each month
   Payment Date:              end of month 2 months after invoice cut off date
   Payment method:            bank transfer

6. RETURN OF GOODS

The receiver of the goods shall inspect them promptly after delivery, and when flaws or damage, breakage, and difference in quantity is discovered, it shall state such to the deliverer.

7. RIGHTS, LIABILITIES

When the goods have been accepted by the receiver, all rights and title within the goods including any liability, shall pass to the receiver.

8. QUALITY OF GOODS

The deliverer takes responsibility for ensuring that quality standards of the receiver are met, but does not accept any responsibility for damage to goods with third parties.

9. NON-DISCLOSURE

In carrying out this contract, both parties agree to not divulge the contents of the contract or any product or technical knowledge in relation to the contract.

10. TERM OF CONTRACT

This contract shall be for a term of 2 years. Unless by written notice three months prior to the expiration of the contract, this contract shall automatically extend for a further period.

11. POSITION AFTER END OF CONTRACT

If this contract should be terminated, any individual transaction agreements shall continue to be honored as per their individual contract basis

12. DISPUTE RESOLUTION

When there is a doubt in the interpretation of a matter which is not contained within this contract, it shall be determined by discussion between the parties.

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This contract is signed with 2 copies both represented original copies.


 Signed For Timothy World Ltd.

 /s/ Mr. Miyamura
 --------------------------
 Date: October 15, 2004


 Signed For Kyushu Tesco

 /s/ Mr. Ishibashi
 --------------------------
 October 15, 2004



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